EXHIBIT 99.1


On May 17, 2004, the Registrant issued the following news release:

                "AMERICAN OIL & GAS REPORTS FIRST QUARTER RESULTS

     DENVER - American Oil and Gas, Inc. (OTC Bulletin Board:AOGI) today announced oil and gas revenues of $67,914 and a net loss of $161,999, or one cent per share, for the quarter ended March 31, 2004. For the prior year quarter ended March 31, 2003, the Company reported no revenues and a net loss of $235,880, or one cent per share. During the prior year quarter, the Company did not have any oil and gas operations, and the primary activities were the raising of capital and the transition into the business of oil and gas exploration and production.

     During the quarter ended March 31, 2004, the Company sold 772 barrels of oil at an average price of $31.12 per barrel, for total oil revenues of $24,021, and sold 12,133 mcf of gas at an average price of $3.62 per mcf, for total gas revenues of $43,893. Production taxes and lease operating expenses for the period were $20,212.

     Depreciation, depletion and amortization expense for the quarter ended March 31, 2004 relating to the Company's oil and gas operations was $19,292, or $6.90 per barrel of oil equivalent produced. The Company reflected general and administrative expenses of $189,189 and $235,880 for the current and prior year periods, respectively. Included in the amount for 2004 are stock based compensation expense of $70,625 and stock based directors' expense of $10,500.

     At December 31, 2003, the Company had working capital of approximately $2,407,000, approximately $2,716,000 in cash, $4,496,000 in total assets, a long term asset retirement obligation of $31,000, and $4,074,000 in stockholders' equity. There are currently 25,926,202 common shares outstanding.

     Operationally, the Company's next well in its Big Sky Project, where it will own a 13.3% working interest, is scheduled to commence drilling operations by the first week of June 2004. The Company is also undertaking due diligence on its previously announced Southern Powder River Basin acreage block. Subject to successful completion of this due diligence, the Company expects to close on the option agreement by June 1, 2004. At the Company's Krejci project, negotiations continue with a potential industry participant concerning the initiation of drilling operations. At its West Rozel project in Utah, the Company has hired a consultant to evaluate and implement a potential development plan.

     American Oil and Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil and Gas, Inc. can be found at the Company's website: www.americanoilandgasinc.com.
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     This release and the Company's website referenced in this release contain forward-looking statements regarding American Oil and Gas, Inc.'s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to

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differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control. This press release may include the opinions of American Oil and Gas, Inc. and does not necessarily include the views of any other person or entity."